Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

CIRCOR International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,194,885,618.00 (i)(ii)(iii)	.00011020	$131,677.00(iv)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$1,194,885,618.00
Total Fees Due for Filing			$131,677.00
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$131,677.00

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated June 5, 2023, by and among CIRCOR International, Inc., Cube BidCo, Inc. and Cube Merger Sub, Inc., as amended on June 26, 2023 by Amendment No. 1 to Agreement and Plan of Merger and as further amended on June 29, 2023 by Amendment No. 2 to Agreement and Plan of Merger.

(i)	Title of each class of securities to which the transaction applies: Common Stock, par value $0.01 per share of CIRCOR International, Inc. (“Company Common Stock”).
(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on June 27, 2023, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 20,971,850, which consists of:

	a.	20,391,768 issued and outstanding shares of Company Common Stock;
	b.	13,968 shares of Company Common Stock underlying Company Stock Options;
	c.	95,669 shares of Company Common Stock underlying Company PSUs;
	d.	422,213 shares of Company Common Stock underlying Company RSUs; and
	e.	48,232 shares of Company Common Stock underlying Company Phantom Units.
(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, as of the close of business on June 27, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 20,391,768 shares of Company Common Stock multiplied by $57.00, the sum of the Base Per Share Consideration and the Additional Per Share Consideration;
b.
the product of 13,968 shares of Company Common Stock subject to issuance pursuant to Company Stock Options multiplied by $20.50 (which is the excess of $57.00 over $36.50, the weighted average exercise price of such Company Stock Options);

c.
the product of 95,669 shares of Company Common Stock subject to issuance pursuant to Company PSUs multiplied by $57.00, the sum of the Base Per Share Consideration and the Additional Per Share Consideration;

d.
the product of 422,213 shares of Company Common Stock subject to issuance pursuant to Company RSUs multiplied by $57.00, the sum of the Base Per Share Consideration and the Additional Per Share Consideration; and

e.
the product of 48,232 shares of Company Common Stock subject to issuance pursuant to Company Phantom Units multiplied by $57.00, the sum of the Base Per Share Consideration and the Additional Per Share Consideration.

(such sum, the “Total Consideration”).

(iv)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00011020.